EXHIBIT 23.2


                   INDEPENDENT AUDITORS' REPORT AND CONSENT



The Board of Directors
Pallet Recycling Associates of North America, Inc.



The audits referred to in our report dated February 9, 1996, except as to notes 10, 17, 14, 16(c)(iii), 15, 16(a), 16(c)(ii), 16(b), and 16(c)(i),
which are as of August 30, 1996, August 30, 1996, August 19, 1996, June 25, 1996, June 7, 1996, April 25, 1996, April 23, 1996, April 4, 1996, and March
4, 1996, respectively, included the related financial statement schedule as of December 31, 1995, and for the period from March 2, 1993 (date of inception) to December 31, 1993 and for the years ended December 31, 1994 and 1995, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.



Our report dated February 9, 1996, except as to notes 10, 17, 14, 16(c)(iii), 15, 16(a), 16(c)(ii), 16(b), and 16(c)(i), which are as of August 30, 1996,
August 30, 1996, August 19, 1996, June 25, 1996, June 7, 1996, April 25,
1996, April 23, 1996, April 4, 1996 and March 4, 1996, respectively, indicates that the Company has incurred net losses since its inception date, has defaulted on the payment of certain notes, and is not in compliance with certain terms of its long-term debt agreements. The combination of these events has put the Company in a working capital deficit position, which raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.



We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.
KPMG Peat Marwick LLP



Minneapolis, Minnesota
September 5, 1996